EXHIBIT 99.1

Contact:                                                                             FOR IMMEDIATE RELEASE

Aircastle Limited
Julia Hallisey
Tel: + 1-203-504-1063

Aircastle Announces Completion of Follow-On Offering

Stamford, CT.  October 10, 2007 – Aircastle Limited (NYSE: AYR) today announced the closing of its previously announced follow-on public offering of 10,000,000 primary common shares, as well as the offering of 10,000,000 secondary common shares by certain funds managed by affiliates of Fortress Investment Group LLC, at a public offering price of $31.75 per share.  The underwriters in the offering exercised their option to purchase 1,000,000 additional common shares from the Company and 1,000,000 additional common shares from the selling Fortress funds to cover over-allotments, resulting in gross proceeds from the offering of $698.5 million, of which the Company received $349.25 million in gross proceeds.

JPMorgan, Bear, Stearns & Co. Inc., and Citi acted as joint book-running managers and as representatives for the underwriters of this offering.

Copies of the prospectus and the prospectus supplement related to the offering may be obtained from the prospectus departments of: JPMorgan, located at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245; Bear, Stearns & Co. Inc., located at 383 Madison Avenue, New York, New York 10179 Attn: Prospectus Department; and Citi, located at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of September 24, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.3 billion and $2.3 billion, respectively, for a total of approximately $5.6 billion.

Forward Looking Language

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements regarding the closing of the offering, the anticipated issuance of shares by Aircastle Limited and other statements that are not historical facts. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, (a) customary closing conditions and (b) such other risk factors as may be discussed in the final prospectus relating to the offering and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aircastle Limited’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.